UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 16, 2013

SCIVANTA MEDICAL CORPORATION

(Exact name of registrant as specified in charter)

Nevada	000-27119	22-2436721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
215 Morris Avenue, Spring Lake, New Jersey		07762
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (732) 282-1620

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02.   Unregistered Sales of Equity Securities

On April 16, 2013, Scivanta Medical Corporation (the “Company”) sold to an individual investor 2,272,727 shares of the Company’s common stock, par value $.001 per share (“Common Stock”), for an aggregate purchase price of $25,000, or $0.011 per share.  The Company will use the net proceeds from this offering to satisfy certain accounts payable and for other working capital purposes.

In connection with the issuance of the shares of Common Stock described above, the Company relied on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act of 1933, as amended.

Section 5 – Corporate Governance and Management

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective April 22, 2013, the Company amended its Restated Articles of Incorporation to: (a) effectuate a 10-to-1  reverse stock split with respect to its outstanding shares of Common Stock (the “Reverse Stock Split”); (b) increase the amount of authorized capital stock to 520,000,000 shares, notwithstanding the effect of the Reverse Stock Split; (c) classify 20,000,000 shares of the Company’s capital stock as preferred stock, par value $.001 per share; (d) provide for the issuance of rights, warrants and options to purchase shares of the Company’s capital stock; and (e) include a limitation of liability provision with respect to the officers and directors of the Company.

Prior to the Reverse Stock Split, there were 54,293,838 shares of Common Stock outstanding, and after the Reverse Stock Split, there were 5,429,384 shares of Common Stock outstanding.

Section 9 – Financial Statements and Exhibits

Item 9.01.   Financial Statements and Exhibits.

(d)             Exhibits:

Exhibit
Number         Description

3.1	Amended and Restated Articles of Incorporation of Scivanta Medical Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIVANTA MEDICAL CORPORATION
(Registrant)
	By:	/s/ David R. LaVance
David R. LaVance
President and Chief Executive Officer

Date: April 22, 2013

EXHIBIT INDEX

Exhibit
Number      Description

3.1              Amended and Restated Articles of Incorporation of Scivanta Medical Corporation